November 4, 2013
Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
BG Staffing, Inc.	United States
5000 Legacy Drive, Suite 350
Plano, Texas 75024	Tel +1 214 855 8000
Fax +1 214 855 8200

nortonrosefulbright.com

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel for BG Staffing, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed offering and sale from time to time by the selling stockholders listed in the prospectus (the “Prospectus”) forming a part of and included in the Registration Statement (defined below) under the heading “Selling Stockholders” of up 229,309 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, pursuant to (i) the Registration Statement on Form S-1 (Registration No. 333-191683) (as amended through pre-effective Amendment No. 2 thereto, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company, and (ii) the Prospectus.

In connection with this opinion, we have made such investigations of law as we have deemed appropriate and we have examined the Registration Statement, the Prospectus, and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, the Bylaws of the Company, and such other documents, certificates, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authority of such persons signing on behalf of persons other than the Company, the due authorization, execution and delivery of all documents by persons other than the Company, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

The opinions expressed herein are limited to the applicable provisions of the Delaware Constitution, the Delaware General Corporation Law, and the rules and regulations and reported judicial and regulatory determinations thereunder and we express no opinion with respect to the laws of any other state or jurisdiction. We expressly disclaim any obligation to advise you of any change in law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

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BG Staffing, Inc.
November 4, 2013

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Respectfully submitted, /s/ Fulbright & Jaworski LLP

FULBRIGHT & JAWORSKI LLP